Exhibit 2.3
DATE: 15 MARCH 2016
EQUITY WARRANT INSTRUMENT
TORM PLC

CONTENTS

CLAUSE
1.	Interpretation	1
2.	Constitution, Grant and Form of Warrants	7
3.	Register and Certificates	7
4.	Exercise and Lapse of Warrants	8
5.	Procedure for Exercising Warrants	9
6.	Issue of Warrant Shares	10
7.	Adjustments	12
8.	Undertakings and Information	14
9.	Liquidation or Winding Up of the Company	14
10.	Takeovers	15
11.	Compulsory Acquisition of Minority Shareholders	15
12.	Delisting	16
13.	Material Sale of the Company's Assets	17
14.	Mergers	18
15.	Demergers	18
16.	Transfer of Warrants	19
17.	Meetings of Warrantholders	19
18.	Variation	19
19.	Severance	19
20.	Third Party Rights	19
21.	Notices	20
22.	Governing law and Jurisdiction	20

THIS DEED is dated 15 March 2016
Party
TORM plc incorporated and registered in England and Wales with company number 09818726 whose registered office is at 27 Old Gloucester Street, London WC1N 3AX (Company).
Background
(A)
By resolution of the Board passed on 14 March 2016, the Company has determined to create and issue Warrants to subscribe for A Shares in the capital of the Company on the terms and subject to the conditions of this Instrument.

(B)
The Warrants have been constituted in relation to the Exchange Offer, as part of which each Warrantholder is to be issued a Warrant in exchange for each Consideration Warrant which is assented to the Exchange Offer and transferred to TORM AIS on a one for one basis.

(C)	This Instrument has been executed by the Company as a deed poll in favour of the Warrantholders.
THIS INSTRUMENT WITNESSES as follows:
1.	Interpretation
1.1	In this Instrument the following words and expressions shall (unless the context otherwise requires) have the respective meanings set out below:
Act: the Companies Act 2006 as may be amended from time to time.
Adjustment: has the meaning given in clause 7.1.
Adjustment Event: has the meaning given in clause 7.1.
Affiliate:means:
(a)
in relation to a person (other than an individual or a limited partnership), a person that directly or indirectly Controls or is Controlled by or is under common Control with that person, but, if a limited partnership directly or indirectly Controls that person, a person who directly or indirectly Controls that limited partnership is only to be considered to be an affiliate of that person if it is included in paragraph (b) below;

(b)
in relation to a person which is a limited partnership, the general partner, manager or investment adviser of that limited partnership together with any other fund, limited partnership or other person whose assets are under the Control of, or managed or advised by, that general partner, manager or adviser or of/by a person Controlled by, or under common Control with, that general partner, manager or adviser, but excluding any limited partner of the limited partnership;

(c)	in relation to an individual, a person who would be connected with that individual for the purposes of section 252 of the Act if that individual was a director of a company; and
(d)
in relation to a person (including an individual or a limited partnership), any person (the "transferee") to whom that person or any of its affiliates (as defined in (a), (b) or (c) above) (the "transferor") transfers Warrants (the "transferred Warrants") in circumstances where:

(i)	the transferee receives or holds the transferred Warrants in a trustee or similar fiduciary capacity for the benefit of the transferor;
(ii)
the transferee is subject to a contractual or other obligation to transfer any transferred Warrants back to the transferor at a later date (whether or not such obligation is subject to any conditions);

(iii)
the transferor retains or is granted an option or other right to demand or require any transferred Warrants to be transferred to it at a later date (whether or not such option or right is subject to any conditions); or

(iv)	the transferor retains an economic interest (whether directly or indirectly) in such transferred Warrants.
Articles: the articles of association of the Company as amended or superseded from time to time.
A Shares: the A shares of US$0.01 each in the capital of the Company from time to time (and, if there is a sub-division, consolidation or reclassification of such shares, the shares resulting from that event), having the rights and being subject to the restrictions set out in the Articles.
Auditors: the auditors of the Company from time to time.
Beneficial Owner: a person who is beneficially interested in any A Shares through owning Book Interests provided that only one person may be the Beneficial Owner of any A Share at any one time.
Board: the board of directors of the Company from time to time.
Book Interests: book entry interests in A Shares held in or with a Depositary and/or depositary interests or receipts issued in respect of A Shares.
B Share: the B share of US$0.01 in the capital of the Company having the rights and being subject to the restrictions set out in the Articles.
Business Day: a day other than a Saturday, Sunday, public holiday or any day when banks are not open for business in the UK, Denmark or the USA.
Certificate: has the meaning given in clause 3.2.
City Code: the UK City Code on Takeovers and Mergers.
Completion: the completion of the Exchange Offer.

Compulsory Acquisition: an acquisition of all of the A Shares initiated by a person which has acquired or contracted to acquire 90% or more of the A Shares (a "Compelling Shareholder") which is exercising its right to compel other shareholders of the Company to sell their A Shares pursuant to the Act.
Compulsory Acquisition Statement: the notice and statutory declaration provided to the Company by a Compelling Shareholder making a Compulsory Acquisition.
Computershare: Computershare DR Nominees Limited and/or Computershare Trustees (Jersey) Limited.
Conditions: the terms and conditions set out in Schedule 4 (subject to any alterations made in accordance with this Instrument).
Consideration Warrants: warrants giving the warrantholder the right to subscribe for A shares in TORM A/S and which may be transferred to TORM A/S in exchange for the issue of Warrants as part of the Exchange Offer.
Control: of a person (including with correlative meanings given to the terms "Controlled by" and "under common Control with") means, (i) the right, power or authority to direct the management and policies of such person directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, (ii) ownership of more than one third of the voting rights, or (iii) the right to appoint at least one third of the members of the board of directors (or any equivalent management body).
C Share: the C share of US$0.01 in the capital of the Company having the rights and being subject to the restrictions set out in the Articles.
Depositary: DTC or Computershare, as the case may be.
Dividend Policy: the Company's policy in relation to the payment of dividends as publicly announced from time to time.
DKK: Danish kroner being the lawful currency of Denmark.
DTC: The Depository Trust Company.
DTC Participant: an institution that is accredited as a participant in the DTC.
EBITDA: earnings before interest, tax, depreciation and amortisation.
Eligible Sale: a sale of Warrant Shares on (i) Nasdaq Copenhagen to a non-U.S. person for which an exemption from any restrictions on transfer imposed by U.S. securities laws is available to the seller and which takes place whilst the A Shares are listed on Nasdaq Copenhagen or (ii) in connection with the exercise of registration rights in connection with an Initial U.S. Offering or Qualifying Follow-on U.S. Offering.
Equity Securities: equity securities giving the right to subscribe for or convert into A Shares including warrants and debt instruments which are convertible into A Shares.
Exchange Offer: an offer by the Company to acquire all of the issued shares of TORM A/S on the basis of one A Share for each TORM A/S A share, one B Share for the TORM A/S B share, one C Share for the TORM A/S C share and to issue one Warrant in exchange for each Consideration Warrant assented to the Exchange Offer and transferred to TORM A/S.
Exercise Notice: a notice in writing in the form, or substantially in the form, set out in Schedule 2.
Exercise Period: the period from (but excluding) 13 July 2016 to (and including) 13 July 2020.
Group: the Company, any subsidiary or any holding company of the Company and any other subsidiary from time to time of any holding company of the Company, which, for the avoidance of doubt, will include TORM NS and its subsidiaries following Completion.
Initial U.S. Offering: means an initial public offering on a U.S. Market of U.S. Listed Securities where one of the bookrunners is Goldman Sachs, Morgan Stanley, UBS, Deutsche Bank, Credit Suisse, Bank of America Merrill Lynch, Citibank, Barclays or JP Morgan.
Inside Information: as defined in section 118C of the Financial Services and Markets Act 2000.
Market Value: means as to any A Shares issued by the Company:
(a)	the volume weighted average share price for an A Share on the Relevant Exchange in the five Trading Days immediately preceding the day on which Market Value is being determined;
(b)
if there have been no sales of A Shares on the Relevant Exchange during the five Trading Days immediately preceding the day on which Market Value is being determined, then the weighted average of the highest bid and lowest asked prices on the Relevant Exchange during the five Trading Days preceding the day on which Market Value is being determined;

(c)
in the event of an underwritten public offering of A Shares, the offer price net of customary underwriting spread and customary applicable discounts, even if the offer price is below the price established in (i) or (ii);

(d)
if the Market Value is to be determined on a day when the A Shares are not listed on the Relevant Exchange, the average of the highest bid and lowest asked prices on such day in the US over-the-counter market as reported by Pink OTC Markets, Group Inc. or any similar successor organisation, in each such case averaged over a period of 21 consecutive Business Days ending on the day on which Market Value is being determined inclusive (and the term "Business Days" in this context means Business Days on which such exchange or market, as applicable, is open for trading); or

(e)
if at any time the A Shares are not listed on any Relevant Exchange or quoted in the US over-the-counter market, the fair value of the A Shares reasonably determined in good faith by the Board provided that if a Warrantholder disagrees with such determination of the fair value of the A Shares, the fair value of such A Shares shall be determined by an independent appraiser acceptable to the Company and that Warrantholder (or, if they cannot agree on such an appraiser, by an independent appraiser selected by lot by two independent appraisers, one of which is appointed by each of the Board and the Warrantholder) and the costs of the appraisal shall be shared equally between the Company and the Warrantholder (and such appraisal shall be binding on all other Warrantholders who may question such fair value).
Material Sale: any sale of assets or a business, whether in one transaction or a series of connected transactions in any one calendar year, by a member of the Group where the gross value of the assets or EBITDA of the business sold is greater than an amount equal to 35% of the gross value of the assets or EBITDA (as applicable) of the Group immediately before completion of such sale, determined in each case by reference to the most recent set of consolidated audited accounts for the Group in place at the time of such sale being contractually agreed and applying, in each case, the accounting principles set out in those accounts.
Merger Documentation: details of any consolidation, amalgamation or merger of the Company with or into another company pursuant to the Mergers Regulations where the Company is not the surviving company which, amongst other things, sets out the terms of the warrant exchange pursuant to clause 14.
Mergers Regulations: the UK Companies (Cross-Border Mergers) Regulations 2007/2974 together with part 27 of the Act and including any successor or substantially equivalent legislation.
Nasdaq Copenhagen: the regulated market in Denmark operated by Nasdaq Copenhagen A/S.
Nominee: Computershare DR Nominees Limited as nominee for Computershare Trustees (Jersey) Limited.
Offer Document: the document pursuant to which a Takeover Offer is made with respect to the Company.
Qualifying Follow-on U.S. Offering: means an underwritten follow-on public offering of U.S. Listed Securities where one of the bookrunners is Goldman Sachs, Morgan Stanley, UBS, Deutsche Bank, Credit Suisse, Bank of America Merrill Lynch, Citibank, Barclays or JP Morgan.
Register: a register of Warrantholders referred to in clause 3.1, and kept and maintained in accordance with paragraph 1 of Schedule 4.
Registered Office: the Company's registered office from time to time.
Relevant Exchange: the exchange on which the greatest volume of trading in A Shares has taken place in the one month period immediately preceding the Adjustment Event.
Shareholder: a holder of any Shares.

Shares: all of the shares in the Company from time to time including the A Shares, B Share and C Share.
Subscription Price: subject to clause 7, DKK 96.2571 per Warrant Share.
Subscription Rights: has the meaning given in clause 2.1.
Takeover Offer: a takeover offer within the meaning set out in section 974 of the Act and including a scheme of arrangement pursuant to part 26 of the Act which results in the Company becoming a whole owned subsidiary of another person or entity.
Trading Day: a day on which the Relevant Exchange is open for business.
U.S. Listed Securities: means ADRs, ADSs, A Shares and/or certificates or interests representing A Shares which are listed on a U.S. Market.
U.S. Market: means any of the New York Stock Exchange, NYSE MKT LLC, or the NASDAQ Stock Market.
VP: VP SECURITIES A/S.
Warrant: a warrant to subscribe for one Warrant Share, on the terms and subject to the conditions of this Instrument.
Warrantholder: the person or persons in whose name(s) a Warrant is registered from time to time as evidenced by the Register.
Warrantholder Resolution: a resolution passed by holders of at least 90% of the outstanding Warrants or a written resolution to the same effect as provided in paragraph 20 of Schedule 5.
Warrant Shares: means the A Shares arising on exercise of the Subscription Rights.
1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this Instrument.
1.3	References to clauses and Schedules are to the clauses of and Schedules to this Instrument, and references to paragraphs are to paragraphs of the relevant Schedule.
1.4	The Schedules form part of this Instrument and shall have effect as if set out in full in the body of this Instrument. Any reference to this Instrument includes the Schedules.
1.5	A reference to this Instrument is a reference to this Instrument as varied or novated in accordance with its terms from time to time.
1.6	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.
1.8	A reference to writing or written includes fax, but not email (unless otherwise expressly provided in this Instrument).
1.9
Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those words.

1.10
A reference to a statute or statutory provision is a reference to it as it is in force as at the date of this Instrument and shall include all subordinate legislation made as at the date of this Instrument under that statute or statutory provision.

2.	Constitution, Grant and Form of Warrants
2.1
By this Instrument, the Company creates the Warrants, each presently comprising the right (but not the obligation) to subscribe in cash for one A Share at the relevant Subscription Price, subject to Adjustment in accordance with clause 7, on the terms and subject to the conditions of this Instrument (the "Subscription Rights").

2.2
The Company undertakes to comply with the terms and conditions of this Instrument and to do all such things and execute all such documents so far as it is lawfully able to give effect to the Subscription Rights in accordance with the terms of this Instrument.

2.3
The Warrants shall be issued on Completion, without pre-emption rights for the Company's existing shareholders, on a one for one basis to those holders of Consideration Warrants who have assented to the Exchange Offer and transferred their Consideration Warrants to TORM A/S.

2.4
The Warrants shall be issued on the terms and subject to the conditions of this Instrument (including the Conditions) which are binding on the Company and each Warrantholder, and all persons claiming through or under them respectively.

3.	Register and Certificates
3.1	The Company shall maintain the Register in accordance with the Conditions.
3.2
The Company shall, within 10 Business Days of entering the name of a Warrantholder (or joint Warrantholders) in the Register, issue to that Warrantholder, without charge, one certificate for all of the Warrants registered in its name in the form, or substantially in the form, set out in Schedule 1 and executed by the Company (a "Certificate"), together with a copy of this Instrument.
3.3
The Company shall not be bound to issue more than one Certificate in respect of Warrants held by two or more persons. Delivery of a Certificate to the person first named in the Register shall be sufficient delivery to all joint holders.

3.4
Where a Warrantholder has transferred, or exercised its Subscription Rights in respect of, some only of the Warrants comprised in a Certificate, it shall be entitled to receive, without charge, one Certificate for the balance of such Warrants.

3.5
If any Certificate issued in accordance with clause 3.2 to 3.4 inclusive is defaced, worn out or said to be stolen, lost or destroyed, it may be replaced, without charge, on such terms as to evidence and indemnity as the Board may decide and, where it is defaced or worn out, after delivery of the old Certificate to the Company.

4.	Exercise and Lapse of Warrants
4.1	Except as otherwise set out in this Instrument, a Warrantholder may exercise its Warrants in accordance with this clause 4 at any time during the Exercise Period.
4.2
If during the 14 days immediately before the end of the Exercise Period (the "Restricted Period"), a Warrantholder is in possession of or acquires Inside Information which prevents the Warrantholder from exercising its Warrants and:

(a)
before the expiry of the Exercise Period, such Warrantholder informs the Board in writing of its inability to exercise its Warrants because it is in possession of Inside Information (the "Inside Notice"); and

(b)	this opinion is not considered clearly unfounded by the Board acting reasonably and based on written legal advice from the Company's legal counsel, then such Warrantholder will nevertheless be entitled to exercise its Warrants during the 14 days immediately following the Company's first publication of a quarterly announcement, including announcements of financial statements and interim financial statements after the Warrantholder is no longer prevented from exercising its Warrants due to its possession of Inside Information (the "Extraordinary Exercise Period").
4.3
Any Warrants held by such Warrantholder which remain unexercised upon expiry of the Exercise Period or, if applicable, the Extraordinary Exercise Period shall expire and lapse without notice or compensation and the Warrantholders shall have no further rights under this Instrument (but without prejudice to any rights in respect of a previous breach by the Company).

4.4
If the Board considers the Inside Notice clearly unfounded in accordance with clause 4.2(b) above, the Board shall inform the Warrantholder that it considers the Inside Notice unfounded and provide the Warrantholder with a copy of the legal advice from the Company's legal counsel (the "Company Notice") within five Business Days after its receipt of the Inside Notice.

4.5
Failure by the Company to provide the Company Notice to the Warrantholder or to provide him with a copy of the legal advice within five Business Days after the receipt of the Inside Notice shall be deemed as an acceptance by the Company of the Warrantholder's right to exercise the Warrants during the Extraordinary Exercise Period.

4.6
Notwithstanding any disagreement between the Warrantholder and the Board in relation to the Inside Notice, the Warrantholder shall in any event be entitled to exercise the Warrants within a period of 10 Business Days after its receipt of the Company Notice.

5.	Procedure for Exercising Warrants
5.1
To exercise a Warrant, a Warrantholder must (i) give the Company written notice of exercise in the form, or substantially in the form, set out in Schedule 2 (the "Exercise Notice"), and (ii) complete a certification as to certain matters of securities law in the form, or substantially in the form, set out in Schedule 3 (a "Warrant Exercise Form").

5.2	A Warrantholder is entitled to exercise the Warrants held by him in whole or in part. Accordingly, more than one Exercise Notice may be given by a Warrantholder.
5.3
The completed Exercise Notice must include the information set out in Schedule 2 and, subject to clauses 9 to 13 inclusive, must be received by the Company within the Exercise Period, or Extraordinary Exercise Period (where applicable), or other applicable period during which the Warrants may be exercised under this Instrument.

5.4	Subject to clause 5.6 below, once lodged with the Company, an Exercise Notice shall be irrevocable save with the consent of the Board.
5.5	The Company shall promptly supply a Warrantholder with a blank Exercise Notice on request, without charge.
5.6
Without prejudice to clauses 4.1 and 4.2 above, a Warrantholder must pay the aggregate Subscription Price for the number of Warrant Shares specified in the relevant Exercise Notice into a bank account designated by the Company at the time at which it gives the Exercise Notice or, if later, within five Business Days after the date of receipt by the Warrantholder of the details for the bank account designated by the Company, failing which the Exercise Notice shall be deemed to have been cancelled.
5.7
If the last day of the Exercise Period, or Extraordinary Exercise Period, or other period during which the Warrants may be exercised under this Instrument (as the case may be) or the period for making payment of the Subscription Price is not a Business Day, the time allowed for receipt of the Exercise Notice and/or the Subscription Price by the Company will be extended until the next Business Day.

6.	Issue of Warrant Shares
6.1
Except where clause 6.2 applies and subject to any applicable legal and regulatory requirements, completion of the allotment and issue of Warrant Shares following an exercise of Warrants in accordance with clause 5 shall take place without undue delay and, in any event, on or before the date falling five Business Days after receipt by the Company of:

(a)
the Exercise Notice and Warrant Exercise Form and all other documents reasonably required by the Company (including, but not limited to, if required by the Warrant Exercise Form, an opinion of counsel as referred to in that form); and

(b)	payment of the Subscription Price in accordance with clause 5.6.
6.2	Upon completion of an allotment and issue of Warrant Shares, the Company shall:
(a)	allot and issue to either:
(i)	the Nominee; or
(ii)	if elected by the Warrantholder, in certificated form to the Warrantholder itself, the number of Warrant Shares in respect of which the Warrantholder has exercised its Subscription Rights and use its reasonable endeavours to procure that Computershare issues depositary receipts in respect of those Warrant Shares to the relevant Warrantholder;
(b)	enter the Nominee or Warrantholder (as applicable) in the Company's register of members as the holder of the number of Warrant Shares issued to it;
(c)	deliver to the Nominee or Warrantholder (as applicable) a duly executed share certificate for the number of Warrant Shares issued to him; and
(d)	apply for admission to listing and trading of the Warrant Shares on all exchanges on which the A Shares are then listed or traded.

Where the A Shares are not then listed or traded on any exchange or regulated market, the Company shall have no obligation to apply for admission to listing and trading of any Warrant Shares or any obligation to issue the Warrant Shares to the Nominee rather than the Warrantholder.
6.3	The Warrant Shares issued under clause 6.2(a) shall:
(a)	be issued credited as fully paid;
(b)	be issued on the terms of and subject to the Articles free from all liens, encumbrances and other charges;
(c)	rank pari passu and form one class with the fully paid A Shares then in issue; and
(d)	entitle the registered holder to receive any dividend or other distribution announced or declared and which has a record date on or after the date of issue of the relevant Warrant Shares.
6.4
No fractions of a Warrant Share shall be issued on the exercise of Warrants and no refund will be made to the exercising Warrantholder in respect of that part of the Subscription Price which represents such a fraction (if any), and any fractional entitlement to Warrant Shares shall accordingly be rounded down to the nearest whole number of Warrant Shares, but if more than one Warrant is exercised at the same tune by the same holder then, for the purposes of determining the number of Warrant Shares to be issued and whether any (and if so, what) fraction of a Warrant Share arises, the number of Warrant Shares arising on the exercise of each Warrant (including, for this purpose, fractions) shall first be aggregated.

6.5
At any time after the issue of Warrant Shares to the Nominee and whilst Warrant Shares are held by the Nominee, the Company shall use its reasonable endeavours to ensure that, subject to the former Warrantholder having complied with all relevant formalities including the surrender of the relevant depositary receipts, due evidence of transfer and relevant representations, on an Eligible Sale Computershare will promptly transfer the relevant Warrant Shares to Cede & Co. (as nominee for DTC) for credit of the relevant Book Interests to the relevant DTC participant account and in the case of a sale on Nasdaq Copenhagen, so as to enable VP to credit such Book Interests to the relevant VP account and permit the due settlement of such Eligible Sale.

6.6
Notwithstanding any other provision of this Instrument the Company shall pay all expenses, transfer taxes and other charges payable in connection with the preparation, issue and delivery of the Warrants or the Warrant Shares or transfer of the Warrant Shares, provided that the Company shall not be liable for any expenses, transfer taxes or other charges (including representation letters and legal opinions) arising on the transfer of any Warrants or Warrant Shares other than those expenses and transfer taxes directly related to Warrant Shares being transferred from Computershare to Cede & Co. in relation to an Eligible Sale.
7.	Adjustments
7.1
Following Completion and before exercise or lapse of all of the Warrants, the number of Warrant Shares in respect of each outstanding Warrant and/or the Subscription Price shall be subject to adjustment from time to time upon the occurrence of any of the following which results in a reduction in value of the Warrants:

(a)	a subdivision, consolidation or reclassification of the A Shares (subject to clause 7.3 below);
(b)
a reduction in the nominal value of the A Shares (but excluding a reduction arising from a cancellation of capital that is lost or not represented by available assets), or any other reduction in the number of A Shares in issue from time to time (but not a buyback of A Shares at below Market Value);

(c)	an issue of A Shares by way of dividend or distribution except where such A Shares are issued in lieu of a dividend which does not constitute an Adjustment Event pursuant to clause 7.1(g);
(d)	an issue of A Shares by way of capitalisation of profits or reserves (including share premium account and any capital redemption reserve);
(e)	an issue of A Shares for less than Market Value at the time at which the Board resolves to make such issue;
(f)	an issue of Equity Securities giving the right to acquire A Shares at a price less than the Market Value at the time of such issue; or
(g)
any distribution made by the Company (excluding any redemptions of the B Share and C Share but including buybacks or redemptions of A Shares at or above Market Value, acquisitions of other assets by any member of the Group from a Shareholder or Beneficial Owner or any of their respective Affiliates at a price higher than the fair market value of such assets at the time at which a contract is entered into for the acquisition of such assets, or acquisitions by any Shareholder or Beneficial Owner or any of their respective Affiliates or any assets of any member of the Group at less than the fair market value of those assets at the time at which a contract is entered into for the acquisition of such assets) other than dividends declared after 13 August 2016 in accordance with the Dividend Policy and which do not exceed amounts which the Board (at the time of declaring the relevant dividend) can reasonably substantiate are capable of being repeated on a periodic (at least annual) and consistent basis, each, an "Adjustment Event").

7.2
Subject to the other provisions of this Instrument, as soon as reasonably practicable, but in any event within 5 Business Days following an Adjustment Event taking effect, or, if earlier, within 5 Business Days of the record date for the Adjustment Event, the Company shall adjust the number of Warrant Shares to which a Warrantholder is entitled to subscribe upon exercise of its Warrants and/or the Subscription Price so that, immediately after the Adjustment, the value of outstanding Warrants will then be the same as the value of the outstanding Warrants would have been if the Adjustment Event had not occurred, and the Board shall procure that the Register is updated accordingly within five Business Days of the certification.

7.3
If there is a consolidation of the A Shares, the number of Warrants and Warrant Shares, the nominal value of each Warrant Share and/or the Subscription Price will be adjusted to reflect that consolidation. Any fractions of Warrants resulting from such adjustment will:

(a)
if the volume weighted average price for an A Share on the Relevant Exchange in the five Trading Days immediately preceding the date on which such adjustment becomes effective exceeds the Subscription Price before such adjustment, be purchased by the Company for an amount equal to such excess multiplied by the number of Warrant Shares represented by such fractions of Warrants after such consolidation. Such payment be made in cash to the relevant Warrantholder as soon as reasonably practicable and, in any event, within five Business Days of such purchase; or

(b)	if such volume weighted average price is equal to or less than the Subscription Price before such adjustment, such fractions of Warrants will be cancelled without compensation.
7.4	Notwithstanding clause 7.1, no Adjustment shall be made on the basis of any issue or cancellation of Shares, Warrants or other Equity Securities effected:
(a)
where the acquisition price for Shares or the exercise price or implied conversion price for Warrants or other Equity Securities is at or above Market Value at the time at which the Board resolves to make such issue or cancellation minus any subscription amount paid in respect of such Warrants or other Equity Securities representing the right to acquire Shares; or

(b)
at a discount to Market Value at the time at which the Board resolves to make such issue or at or above Market Value at the time at which the Board resolves to make such cancellation but where such issue is to, or such cancellation is of, Shares, Warrants or Equity Securities held by management or employees of the Group including, without limitation, pursuant to any management incentive plan.

7.5	No Adjustment shall be made as a consequence of a capital increase resulting from the exercise of the Warrants comprised by this Instrument.
7.6	No Adjustment shall be made where the Company is the surviving company pursuant to a merger under the Mergers Regulations.
7.7
The Subscription Price per Warrant shall not be reduced to a price lower than the nominal value of an A Share. Where any Adjustment Event would result in the Subscription Price being less than the nominal value of an A Share, the Subscription Price shall be reduced to that nominal value (if relevant) and the number of Warrant Shares which each Warrant entitles a Warrantholder to subscribe for shall be increased so that the value of the Warrants immediately after such increase remains the same as it was immediately before such Adjustment Event.

7.8
The Company shall send to each of the Warrantholders as soon as reasonably practicable but in no event later than two weeks after the date on which the Adjustment Event has occurred, notice of the Adjustment Event and the Adjustment made and, where relevant, a replacement Certificate evidencing the adjusted number of Warrant Shares to which each Warrantholder is entitled.

8.	Undertakings and Information
8.1
The Company undertakes that for so long as any Warrants remain exercisable (except with Warrantholder Consent), it shall use all reasonable endeavours to procure the passing of shareholder resolutions to procure that at all times there is available for issue sufficient A Shares free from pre-emptive rights to satisfy in full the exercise of all outstanding Warrants (taking into account any other obligations of the Company to issue any A Shares and any Adjustment made in accordance with clause 7).

9.	Liquidation or Winding Up of the Company
9.1
If at any time before the end of the Exercise Period while any Warrants are outstanding, an effective resolution is passed or an order is made for the solvent liquidation or dissolution of the Company, the Company shall as soon as reasonably practicable, send to the Warrantholders a written notice stating that such an order has been made or resolution has been passed or dissolution is to be affected. A Warrantholder may at any time within three months after the date of receipt of such notice exercise some or all of its outstanding Warrants even if the Exercise Period has not yet commenced.

9.2
Subject to compliance with clause 9.1, any outstanding Warrants shall automatically lapse upon the end of the three month period referred to in clause 9.1 without further notice or payment of any compensation.

9.3
If a Warrantholder exercises Warrants in accordance with clause 9.1 but the Company is not finally liquidated or dissolved and the relevant Warrant Shares have not then been issued, any Warrants exercised pursuant to this clause 9 shall be deemed not to have been exercised and the Subscription Price will be returned to the Warrantholder without delay.

10.	Takeovers
10.1
In the event that a Takeover Offer is made in respect of the Company before or after the commencement of the Exercise Period but before the end of the Exercise Period (and whether or not such Takeover Offer includes any offer for the Warrants), the Board shall, in accordance with the City Code and in any event not later than one week after publication date of the Offer Document, notify the Warrantholders of the Takeover Offer (a "Takeover Notice") and provide a copy of the Offer Document to each of the Warrantholders.

10.2
Each Warrantholder shall be entitled to exercise some or all of its Warrants pursuant to clause 5 at any time during the two week period immediately following the Takeover Notice being given by the Company (the "Takeover Exercise Period") even if the Exercise Period has not commenced.

10.3
If such Takeover Exercise Period commences on a date that is less than two weeks before the expiry of the Exercise Period, for the purpose of this Instrument the Exercise Period shall be deemed to have been extended by such number of days that will entitle the Warrantholders to exercise any Warrants outstanding during the Takeover Exercise Period pursuant to this clause 10.3.

10.4	Any Warrants that have not been exercised by the end of the Takeover Exercise Period will not lapse but will continue to exist and be subject to the terms of this Instrument.
11.	Compulsory Acquisition of Minority Shareholders
1.1
In the event of a Compulsory Acquisition of all of the A Shares by a Compelling Shareholder being initiated before the end of the Exercise Period, each Warrantholder may exercise some or all of its outstanding Warrants, even if the Exercise Period has not yet commenced.

11.2
The Board shall no later than two weeks after the date on which such Compulsory Acquisition is initiated, notify the Warrantholders in writing of such event (a "Compulsory Acquisition Notice") and provide a copy of the Compulsory Acquisition Statement to the Warrantholders.

11.3
Each Warrantholder shall be entitled to exercise some or all of its Warrants at any time during the four week period immediately following the date on which a Compulsory Acquisition Notice is given by the Company (the "Compulsory Acquisition Exercise Period").

11.4
If such Compulsory Acquisition Exercise Period begins on a date that is less than four weeks before the end of the Exercise Period, for the purpose of this Instrument the Exercise Period shall be deemed to have been extended by such number of days that will entitle the Warrantholders to exercise any Warrants outstanding during the Compulsory Acquisition Exercise Period pursuant to this clause 11.4.

11.5	Subject to clause 11.4, any Warrants that are not exercised by the end of the Compulsory Acquisition Exercise Period will automatically lapse without further notice or payment of compensation.
12.	Delisting
12.1
If a resolution is passed by the Board or the Company's shareholders (as applicable) (a "Delisting Resolution") before the end of the Exercise Period, to delist all of the A Shares from the Relevant Exchange or any other exchange or regulated market that A Shares may be listed or traded on by the Company from time to time (as applicable) (a "Delisting"), and the A Shares or depositary receipts or depositary shares representing such A Shares will not then continue to be listed on another recognised stock exchange or authorised regulated market place, and such Delisting is accepted by the Relevant Exchange or any other exchange or regulated market that A Shares may be listed or traded on from time to time (as applicable), each Warrantholder shall be entitled to exercise some or all of its unexercised Warrants even if the Exercise Period has not yet commenced.

12.2
Upon the passing of a Delisting Resolution and the Relevant Exchange or any other exchange or regulated market that A Shares may be listed or traded on from time to time (as applicable) having confirmed that such Delisting may occur (and subject to the A Shares or depositary receipts or depositary shares representing such A Shares not then continuing to be listed on another recognised stock exchange or authorised regulated market place), the Company shall, no later than four weeks before the planned date for Delisting (the "Delisting Date") notify the Warrantholders in writing of the planned Delisting and the Delisting Date (a "Delisting Notice").

12.3
Each Warrantholder shall be entitled to exercise some or all of its Warrants at any time during the two week period immediately following the date on which a Delisting Notice is given by the Company (the "Delisting Exercise Period").

12.4
If such Delisting Exercise Period commences on a date that is less than two weeks before the end of the Exercise Period, for the purpose of this Instrument the Exercise Period shall be deemed to have been extended by such number of days that will entitle the Warrantholders to exercise any Warrants outstanding during the Delisting Exercise Period pursuant to this clause 12.4.

12.5	Any Warrants that have not been exercised by the end of the Delisting Exercise Period will not lapse but will continue to exist and be subject to the terms of this Instrument.
12.6
If some or all of the Warrantholders exercise their Warrants pursuant to clause 12 but the planned Delisting does not occur within one month of the Delisting Date and the relevant Warrant Shares have not then been issued, any Warrants exercised pursuant to this clause 12 shall be deemed not to have been exercised and the Subscription Price paid pursuant to clause 5 shall be repaid to the relevant Warrantholders without undue delay and the relevant Warrants reinstated.

13.	Material Sale of the Company's Assets
13.1
In the event that the Company completes a Material Sale before the end of the Exercise Period, the Company shall no later than two weeks following the completion date of the Material Sale, notify each of the Warrantholders of such Material Sale (a "Material Sale Notice").

13.2
Each Warrantholder shall be entitled to exercise some or all of its Warrants pursuant to clause 5 at any time during the two week period immediately following the date of receipt of a Material Sale Notice (the "Material Sale Exercise Period") even if the Exercise Period has not yet commenced.

13.3
If such Material Sale Exercise Period commences on a date that is less than two weeks before the expiry of the Exercise Period, for the purpose of this Instrument the Exercise Period shall be deemed to have been extended by such number of days that will entitle the Warrantholders to exercise any Warrants outstanding during the Material Sale Exercise Period pursuant to this clause 13.

13.4	Any Warrants that have not been exercised by the end of the Material Sale Exercise Period will not lapse but will continue to exist and be subject to the terms of this Instrument.

14.	Mergers
14.1
In the event of a consolidation, amalgamation or merger of the Company with or into another company pursuant to the Mergers Regulations where the Company is not the surviving company, unexercised Warrants as at the completion date of the consolidation, amalgamation or merger shall be exchanged for new warrants in the surviving company.

14.2
The number of shares in the surviving company that can be subscribed for by the Warrantholders pursuant to the new warrants, and/or the subscription price of the new warrants, shall be subject to adjustment to the extent that the terms of the exchange set out in the Merger Documentation (when the value of the Warrant Shares is compared to the value of the shares in the surviving company which may be subscribed by exercise of the new warrants) provide a basis for such adjustment.

14.3
If a dividend or other distribution is made by the Company to Shareholders in connection with any consolidation, amalgamation or merger of the Company with or into another company pursuant to the Mergers Regulations where the Company is not the surviving company, any adjustment to the new warrants shall be made by way of a reduction in the subscription price of such new warrants.

15.	Demergers
15.1
In the event that any part of the Company's assets are demerged, the Warrantholders shall receive warrants in the receiving company or companies (as applicable) (the "Demerger Warrants") such that the value of each Warrantholder's combined interests in the Warrants and Demerger Warrants immediately after completion of the demerger, to the greatest extent possible, remains the same as the value of that Warrantholder's interest in the Warrants was immediately before completion of the demerger.

15.2
If any dividends or other distributions are made by the Company to Shareholders in connection with the demerger, any Adjustment shall be made by way of a reduction in the Subscription Price and/or the subscription price of the Demerger Warrants.

15.3
The number of Demerger Warrants and remaining Warrants held by each Warrantholder shall as nearly as practicable entitle each Warrantholder to subscribe an equivalent combined interest in the Company and the demerged company or companies (as applicable) which an exercise of all Warrants prior to the demerger would have resulted in in the Company.

15.4	The terms applying to the Demerger Warrants shall, to the extent practicable, be the same as the terms which apply to the Warrants as set out in this Instrument.

16.	Transfer of Warrants
The provisions of paragraph 2 of Schedule 4 shall govern the transfer of Warrants.
17.	Meetings of Warrantholders
The provisions of Schedule 5 shall apply to all meetings of Warrantholders.
18.	Variation
18.1
Subject to clause 18.2, no variation or abrogation of the terms of this Instrument or of all or any of the rights for the time being attached to the Warrants shall be effective (whether or not the Company is being wound up) without Warrantholder Consent. Any such variation or abrogation shall be effected by way of deed poll executed by the Company and expressed to be supplemental to this Instrument.

18.2
Modifications to this Instrument which are of a minor nature or made to correct a manifest error may be affected by way of deed poll executed by the Company and expressed to be supplemental to this Instrument.

18.3
The Company shall, within 10 Business Days of making any variation pursuant to this clause 18, send to each Warrantholder (or, in the case of joint holders, to the Warrantholder named first in the Register) a copy of the deed poll (or other document) affecting the variation.

19.	Severance
If any provision or part-provision of this Instrument is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause 19 shall not affect the validity and enforceability of the rest of this Instrument.
20.	Third Party Rights
20.1
Except as expressly provided in clause 20.2, a person who is not a party to this Instrument shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Instrument.

20.2
The provisions of this Instrument are intended to confer rights and benefits on the Warrantholders and such rights and benefits shall be enforceable by each of them to the fullest extent permitted by law.

21.	Notices
21.1	Any notice to be given to or by any Warrantholder(s) for the purposes of this Instrument shall be given in accordance with the provisions of paragraph 4 of Schedule 4.
21.2
Any notice given by the Company to any Warrantholder(s) pursuant to clauses 9, 10, 11, 12 or 13 shall set out the Subscription Price then applicable to the Warrants and the number of Warrant Shares that may be subscribed for upon the exercise of a Warrant.

22.	Governing Law and Jurisdiction
22.1
This Instrument and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

22.2
Each party irrevocably agrees that the Courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Instrument or its subject matter or formation (including non-contractual disputes or claims).

This deed has been entered into on the date stated at the beginning of it.

Executed as a deed by TORM plc acting by	/s/ Jacob Meldgaard
Jacob Meldgaard, as director and	Director
, as director

/s/ illegible
Director

Schedule 1
Form of Warrant Certificate
TORM plc
 Company number 09818726
WARRANT
CERTIFICATE
Certificate number: [ ]
Date of issue: [ ]
Number of Warrants: [ ]
Name and address of Warrantholder: [ ]

THIS IS TO CERTIFY that the Warrantholder named above is the registered holder of the number of Warrants specified above, which entitle the Warrantholder to subscribe for Warrant Shares at the Subscription Price, as calculated in accordance with the terms and subject to the conditions set out in the instrument entered into by the Company by way of deed poll relating to Warrants to subscribe for Warrant Shares dated 15 March 2016 (the "Instrument"), subject to the Articles.
Terms defined in the Instrument have the same meanings when used in this Certificate.

Executed as a deed by
TORM plc acting by	Director

as director and

as director
Director

Schedule 2
Form of Exercise Notice
To:	The Board of Directors of TORM plc 27 Old Gloucester Street London WC1N 3AX

The undersigned provides notice to irrevocably exercise ___________ Warrants (the "Warrants") for the purchase of ___________________ A Shares, par value US$0.01 per share, of TORM plc (the "Company") at DKK ______________ per share (the Subscription Price currently in effect pursuant to the Warrant terms). Upon delivery of this Exercise Notice, the undersigned will execute and deliver the Warrant Exercise Form to the Company.
Name of Owner:
Telephone and e-mail:
Mailing address:

(Signature of Owner)

(Street Address)

(City) (Region) (Postal Code)

Schedule 3
Warrant Exercise Form
(To be executed only upon exercise of a Warrant after delivery of an Exercise Notice)
To:	The Board of Directors of TORM plc 27 Old Gloucester Street London WC IN 3AX

The undersigned irrevocably exercises  _____________  Warrants (the "Warrants") for the purchase of ___________ A Shares (the "Shares"), par value US$0.01 per share, of TORM plc (the "Company") at DKK ___________ per share (the Subscription Price currently in effect pursuant to the terms of the warrant instrument dated 15 March 2016 (the "Warrant Instrument")).
The undersigned herewith: makes payment of DKK ________________, and on the terms and conditions specified in the Warrant Instrument and the TORM plc articles of association, surrenders the Warrants listed above and all right, title and interest therein to the Company and directs that the Shares deliverable upon the exercise of the Warrants be registered or placed in the name and at the address specified below and delivered thereto.
The undersigned holder: (Check one)
1	☐
in the event that the Company is a "foreign issuer" (within the meaning of Regulation S under the United States Securities Act of 1933, as amended (the "US Securities Act")) at the time of delivery of the Exercise Notice, hereby certifies that (i) at the time of delivery of the Exercise Notice it is not in the United States; (ii) it did not execute or deliver the Exercise Notice or this Warrant Exercise Form in the United States or for or on behalf of a person in the United States; (iii) it is exercising the Warrants on its reasonable belief that "substantial United States market interest" (as defined in Regulation S under the US Securities Act) does not exist in the Shares at the time of delivery of the Exercise Notice; (iv) it did not exercise the Warrants based on an offer received in the United States; and (v) at the request of the Company, it will deliver an opinion of counsel in form and substance reasonably satisfactory to the Company that the exercise of the Warrants is exempt from registration under the US Securities Act pursuant to Regulation S;

2	☐
in the event that the Company is a "reporting foreign issuer" (within the meaning of Regulation S under the US Securities Act) and the undersigned reasonably believes that "substantial U.S. market interest" (within the meaning of Regulation S under the US Securities Act) exists in the Shares at the time of delivery of the Exercise Notice, hereby certifies that (i) at the time of the delivery of the Exercise Notice it is not in the United States; (ii) it did not execute or deliver the Exercise Notice or this Warrant Exercise Form in the United States or for or on behalf of a person in the United States; (iii) is not a "U.S. person" (as defined in Regulation S under the US Securities Act) and is not exercising the Warrants on behalf of a "U.S. person"; (iv) in connection with the acquisition of the Shares it receives upon exercise of the Warrants, it undertakes to comply with Regulation S under the US Securities Act, to the extent applicable; (v) it did not exercise the Warrants based on an offer received in the United States; and (vi) at the request of the Company, it will attach an opinion of counsel in form and substance reasonably satisfactory to the Company that the exercise of the Warrants is exempt from registration under the US Securities Act pursuant to Regulation S;

3	☐
hereby certifies that it is (i) a qualified institutional buyer within the meaning of Rule 144A under the US Securities Act (a "QIB") or an institutional accredited investor (an "IAI") (as defined in Rule 501(a)(1), (2), (3) or (7)) of Regulation D under the US Securities Act); (ii) exercising these Warrants for its own account or for the account of a QIB or an IAI and (iii) aware that the issue, sale or transfer of the Shares issuable upon the exercise of such Warrants is being made in a transaction not involving a public offering that is exempt from the registration requirements of the US Securities Act and hereby acknowledges that the Shares it will receive upon exercise of the Warrants will be "restricted securities" under US securities laws; or

4	☐
hereby certifies that an exemption from registration under the US Securities Act and any applicable US state securities laws is available for this exercise of Warrants, and attached hereto is an opinion of counsel to such effect, it being understood that any opinion of counsel provided in connection with the exercise of these Warrants must be in form and substance reasonably satisfactory to the Company. A HOLDER SHOULD CHECK THIS BOX ONLY IF IT IS UNABLE TO CHECK ANOTHER BOX.

If you are unable to certify to one of the preceding, then you may not exercise the Warrants.
The undersigned acknowledges that the Shares issued upon exercise of the Warrants have not been registered under the US Securities Act and agrees not to reoffer, resell, pledge or otherwise transfer such Shares (collectively "Transfer") unless such Transfer is (i) to the Company, (ii) in compliance with Regulation S under the US Securities Act, (iii) pursuant to an effective registration statement under the US Securities Act or (iv) pursuant to another applicable exemption from registration under the US Securities Act.
If box 3 above is checked, the Warrantholder must also complete and submit "Appendix A" attached hereto in order to exercise the Warrants and receive Shares.
Number of Shares beneficially owned or deemed beneficially owned by the Warrantholder on the date hereof:
Number of Shares Upon Exercise:

Date:

(Signature of Owner)

(Street Address)

(City) (Region) (Postal Code)

Securities and/or check to be issued to:

Please insert identifying number:

Name:

Street Address:

City, Region and Postal Code:

Certificate for any unexercised Warrants to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, Region and Postal Code:

Appendix A
U.S. REPRESENTATION LETTER
In connection with the exercise of the Warrants, the holder hereby represents and warrants that:
(i)	the holder is acquiring the Shares for its own account or for the account of a QIB or an AI and not with a view to any resale or distribution in violation of the US Securities Act;
(ii)
the holder understands that the Shares have not been and will not be registered under the US Securities Act and will be "restricted securities" (as defined in Rule 144 under the US Securities Act) and that the Shares may not be reoffered, resold, pledged or otherwise transferred, except (A)(i) to the Company, (ii) outside the United States in compliance with Rule 903 or Rule 904, as applicable, of Regulation S under the US Securities Act, (iii) pursuant to an exemption from registration under the US Securities Act provided by Rule 144 thereunder (if available), (iv) pursuant to any other available exemption from registration under the US Securities Act (subject to provision of a legal opinion reasonably satisfactory to the company upon request), or (v) pursuant to an effective registration statement under the US Securities Act and (B) in accordance with all applicable securities laws of the states of the United States and any other jurisdiction;

(iii)
the holder has had access to and has received such financial and other information regarding the Company as the holder deems necessary in order to make an informed investment decision to exercise the Warrants. If the holder has had any questions regarding the Company, the holder has asked these questions and has received satisfactory answers from representatives of the Company. The holder has not relied on representations, warranties, opinions, projections, financial or other information or analysis, if any, supplied to it by any person other than the Company or any of its affiliates;

(iv)
the holder is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of international investments, including an investment in the Shares. The holder is able to bear the economic risks of such an investment, including the loss of its entire investment;

(v)
the holder has relied upon its own tax, legal and financial advisers in connection with its decision to exercise the Warrants and believes that an investment in the Shares is suitable for the holder based upon the holder's investment objectives, financial needs and personal contingencies; and

(vi)
The holder has not exercised the Warrants as a result of any "general solicitation" or "general advertising" in the United States (within the meaning of Rule 502(c) under the US Securities Act) with respect to such exercise, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

Schedule 4
The Conditions
1.	The Register
1.1	The Company shall keep and maintain the Register at the Registered Office and there shall be entered in the Register:
(a)	the names and addresses of the Warrantholders, supplied in accordance with paragraph 4.2 of Schedule 4;
(b)	the number of Warrants held by each Warrantholder;
(c)	the date on which each person was registered as a Warrantholder, in respect of each tranche of his Warrants;
(d)	the date on which each Warrantholder exercises any Subscription Rights and the number of Warrants for which such Subscription Rights are exercised;
(e)	the date at which any person ceased to be a Warrantholder; and
(f)	any serial number given to each Certificate and the date of issue of any Certificate.
1.2	The Company shall promptly amend the Register after receiving notice of a change in a Warrantholder's details for service pursuant to paragraph 4.2 of Schedule 4.
1.3
The Warrantholders or any of them, or any person authorised by a Warrantholder, shall be at liberty at all reasonable times during office hours to inspect the Register and to take copies of or extracts from it or any part of it.

1.4
The Company shall be entitled to treat each person named in the Register as a Warrant holder as the absolute owner of a Warrant and, accordingly, shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to or interest in a Warrant on the part of any other person, whether or not it shall have express or other notice of such a claim.

1.5	Every Warrantholder shall be recognised by the Company as entitled to its Warrants free from any equity, set-off or cross-claim against the original or an intermediate holder of such Warrants.

2.	Transfer of Warrants
2.1	The Warrants shall be freely transferable in accordance with paragraphs 2.2 to 2.8 (inclusive).
2.2	Warrants may be transferred by means of the instrument of transfer set out on the Company's website at www.torm-plc.com or in any usual form or any other form approved by the Board.
2.3
An instrument of transfer shall be made under hand and executed by or on behalf of the transferor but need not be signed by the transferee. The transferor shall be deemed to remain the holder of the Warrants until the name of the transferee is entered in the Register for the Warrants being transferred. Where relevant an instrument of transfer must be accompanied by evidence of due payment of any applicable stamp, transfer or like taxes.

2.4
The Board may refuse to register a transfer unless such instrument is deposited at the Registered Office together with the Certificate to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer. The Board may waive production of any Certificate on production to it of satisfactory evidence of the loss or destruction of the Certificate, together with such indemnity as it may require.

2.5
Upon registration, the Company shall issue a Certificate to the transferee in respect of the Warrants transferred and, subject to clause 3.4 of this Instrument; the transferor's Certificate shall be cancelled. The Company may retain any instrument of transfer which is registered.

2.6	The registration of a transfer shall be conclusive evidence of approval by the Board of the transfer.
2.7	No fee shall be charged for the registration of a transfer of a Warrant, or for the registration of any other documents which, in the opinion of the Board, require registration.
2.8	Any transfer of a Warrant made otherwise than in accordance with this paragraph 2 shall be void and have no effect if the provisions of this paragraph 2 may be set aside with Warrantholder Consent.

3.	Transmission of Warrants
3.1
If a Warrantholder dies, the Company may only recognise the survivor or survivors where he was a joint holder and his personal representatives where he was a sole holder or the only survivor of joint holders, as having any title to his Warrants.

3.2
Any person becoming entitled to a Warrant in consequence of the death or bankruptcy of a Warrantholder or otherwise than by transfer who produces such evidence of entitlement to Warrants as the Board may require may either choose to become the holder of that Warrant or to have it transferred to another person.

3.3	If any person wishes to become the holder of Warrants in accordance with paragraph, he must notify the Company in writing of that wish.
3.4
If any person wishes to have Warrants transferred to another person in accordance with paragraph 3.2, he must execute a transfer in respect of the Warrants to be transferred. Any transfer made or executed under this paragraph 3.4 is subject to all the provisions of this Instrument relating to transfers and is to be treated as if it were made or executed by the person from whom the person entitled has derived rights in respect of the Warrants, and as if the event which gave rise to the entitlement had not occurred.

3.5
A person entitled to Warrants in accordance with paragraph 3.2 is bound by all notices given to Warrantholders under this Instrument as if it was given to the person from whom the person entitled derived rights in respect of the Warrants before the name of the person entitled, or a transferee of those Warrants pursuant to paragraph 3.4, has been entered in the Register. A person so entitled shall have all the rights and privileges of a Warrantholder under this Instrument and shall be entitled to receive and may give a good discharge of any monies payable in respect of the Warrants.

4.	Notices
4.1	A notice given to a party under or in connection with this Instrument:
(a)	shall be in writing and in English;
(b)
shall be sent, in the case of the Company, to the Registered Office or to a fax number or email address supplied for the purpose and, in the case of a Warrantholder, to the address or fax number or email address supplied in accordance with paragraph 4.2, or such other address, fax number or email address or person as that person may notify to the Company in accordance with the provisions of this paragraph 4;

(c)	shall be:
(i)	delivered by hand;

(ii)	sent by fax or email;
(iii)	sent by pre-paid first class post, recorded delivery or special delivery; or
(iv)	sent by airmail (if the notice is to be served by post to an address outside the country from which it is sent); and
(d)	unless proved otherwise, is deemed received as set out in paragraph 4.4.
4.2
Each Warrantholder shall register with the Company both an address in the UK or Denmark and a fax number or email address to which notices can be sent and, if a Warrantholder fails to do so, notice may be given to that Warrantholder by sending the same by any of the methods referred to in paragraph 4.1 to the last known address or fax number or email address of such Warrantholder or, if none, by exhibiting the same for three Business Days at the Registered Office.

4.3	A Warrantholder may change its details for service of notices by giving notice to the Company. Any change notified under this paragraph 4.3 shall take effect at 9.00 am on the later of:
(a)	the date (if any) specified in the notice as the effective date for the change; or
(b)	five Business Days after deemed receipt of the notice.
4.4	Delivery of a notice is deemed to have taken place (if all other requirements in this paragraph 4 have been satisfied):
(a)	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address;
(b)	if sent by fax or email, at the time of transmission;
(c)	if sent by pre-paid first class post, recorded delivery or special delivery to an address in the UK, at 9.00 am on the second Business Day after posting;
(d)	if sent by pre-paid airmail to an address outside the country from which it is sent, at 9.00 am on the fifth Business Day after posting; or
(e)
if deemed receipt under the previous sub-paragraphs of this paragraph 4.4 would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), at 9.00 am on the day when business next starts in the place of deemed receipt.

For the purposes of this paragraph 4.4, all references to time are to local time in the place of deemed receipt.

4.5	To prove service, it is sufficient to prove that:
(a)	if delivered by hand, the notice was delivered to the correct address;
(b)	if sent by fax, a transmission report was received confirming that the notice was successfully transmitted to the correct fax number;
(c)	if sent by email, that it was sent to the correct email address;
(d)	if sent by post or by airmail, the envelope containing the notice was properly addressed, paid for and posted.
4.6	This paragraph 4 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.
4.7
All notices with respect to Warrants registered in the names of joint holders shall be given to whichever of such persons is named first in the Register and any notice so given shall be sufficient notice to all the joint registered holders of such Warrants.

4.8
Any person who, whether by operation of law, transfer or other means whatsoever, becomes entitled to any Warrant, shall be bound by every notice properly given to the person from whom he derives his title to such Warrant.

4.9
When a given number of days' notice must be given, the day of service shall be included but the day on which such notice shall expire shall not be included in calculating the number of days. The signature to any notice to be given by the Company may be written or printed.

Schedule 5
Meetings of Warrantholders
1.	Calling of Meetings
The Company may at any time and shall, upon a request in writing of Warrantholders holding not less than 10% of the Warrants then outstanding, convene a meeting of Warrantholders (in default of which such Warrantholders may convene a meeting themselves). Every such meeting shall be held at such reasonably convenient and appropriate place in Denmark or overseas as the Board may approve (such approval not to be unreasonably withheld or delayed).
2.	Notice of Meetings
At least 21 days' notice of the meeting shall be given to Warrantholders provided that if it is so agreed by a majority in number of Warrantholders having a right to attend and vote at the meeting, a meeting shall be deemed to have been duly called notwithstanding that it has been called by less than 21 days' notice. The notice shall specify the date, time and place of the meeting and the terms of the resolutions to be proposed. The accidental omission to give notice to, or the non-receipt of any such notice by, any of the Warrantholders shall not invalidate the proceedings at any meeting.
3.	Chairman
The Warrantholder present at any meeting shall choose one of their number, or such other person as they may determine, to be chairman.
4.	Quorum
At any such meeting two or more persons holding Warrants and/or being proxies or corporate representatives and being or representing in aggregate Warrantholder(s) registered as the holder(s) of not less than 10% of the Warrants then outstanding for the time being outstanding shall form a quorum for the transaction of business. No business other than the choosing of chairman shall be transacted at any meeting unless the requisite quorum is present at the commencement of the meeting. Whenever there is only one holder of Warrants, a quorum at any meeting of Warrantholders shall, for all purposes, be that Warrantholder or any proxy of or corporate representative for that Warrantholder.

5.	Absence of Quorum
If, within half an hour after the time appointed for any meeting, a quorum is not present, the meeting shall, if convened upon the requisition of Warrantholders, be dissolved. In any other case, it shall stand adjourned for such period, not being less than seven days nor more than 28 days, and to such time and place, as may be appointed by the chairman. At such adjourned meeting one or more persons present in person holding Warrants and/or being proxies or corporate representatives (whatever the number of Warrants so held or represented) shall for all purposes form a quorum and shall have the power to pass any resolution (including a Warrantholder Resolution) and to decide upon all matters which could properly have been dealt with at the meeting from which the adjournment took place, had a quorum been present at such meeting.
6.	Adjournments
The chairman may with the consent of (and shall if directed by) any meeting adjourn the same from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.
7.	Notice of Adjournments
At least three days' notice of any meeting adjourned due to lack of a quorum shall be given to Warrantholders in the same manner as for an original meeting, and such notice shall state the quorum required at such adjourned meeting. Subject to that requirement, it shall not be necessary to give any notice of an adjourned meeting.
8.	Resolutions on Show of Hands
Every question submitted to a meeting shall be decided in the first instance by a show of hands and, in case of an equality of votes, the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which the chairman may be entitled as a Warrantholder or as a proxy or corporate representative.
9.	Resolutions By Show of Hands Conclusive in Absence of Poll
At any meeting, unless a poll is demanded by the chairman or by one or more Warrantholders (or by their proxies) (before or on the declaration of the result of a show of hands), a declaration by the chairman that a resolution has been carried or carried by a particular majority or lost or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

10.	Demand for Poll
If, at any meeting, a poll is demanded, it shall be taken in such manner and, subject as hereinafter provided, either at once or after any adjournment as the chairman directs, and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded . The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded. Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.
11.	Persons Entitled to Attend, Speak and Vote
No person may attend or vote at any meeting of Warrantholders or join with others in requesting the convening of such a meeting unless such person is a Warrantholder or the duly appointed proxy or corporate representative of a Warrantholder.
12.	Votes
At any meeting (subject always to paragraph 14 of this Schedule 5):
12.1	on a show of hands every Warrantholder who is present in person (or in the case of a corporation by a duly authorised representative) and every person who is a proxy shall have one vote; and
12.2
on a poll every Warrantholder who is present in person or by proxy (or in the case of a corporation by a duly authorised representative) shall have one vote in respect of each Warrant which he then holds.

13.	Any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.
14.	The Company may not vote in respect of any Warrants it holds, whether a show of hands, on a poll or by written resolution.
15.	Instrument Appointing a Proxy
Each instrument appointing a proxy must be in writing signed by a duly authorised officer of the Warrantholder and shall be in such form as the Board may approve. The instrument of proxy shall, unless the contrary is stated in it, be valid for the meeting to which it relates and need not be witnessed. A person appointed to act as a proxy need not be a Warrantholder.

16.	Deposit of Instrument Appointing a Proxy
The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed or a notarially certified or office copy of the power or authority shall be deposited at such place or places as the Company (or the Warrantholders in default of the Company convening the meeting) may in the notice of meeting direct (or if no such place is specified then at the Registered Office) not less than 48 hours before the time appointed for holding the meeting or adjourned meeting or the taking of a poll at which the person named in that instrument proposes to vote. The instrument of proxy is invalid if not deposited in accordance with this paragraph. A vote given in accordance with the terms of an instrument appointing a proxy is valid notwithstanding the previous revocation of the instrument of proxy or of the authority under which the instrument of proxy is given or transfer of the Warrants in respect of which it is given unless previous notice in writing of that revocation or transfer has been received at the Registered Office no later than the Business Day prior to the relevant meeting. No instrument appointing a proxy is valid after the expiration of 12 months from the date stated in it as the date of its execution.
17.	Corporate Representative
A Warrantholder which is a corporation may, by resolution of its directors or other governing body, authorise one or more persons to act as its representative(s) at any meeting of Warrantholders (each such person being a "representative"). The representative may exercise on behalf of the Warrantholder (in respect of that proportion of the Warrants to which the authorisation relates) those powers that the Warrantholder would be entitled to exercise. The Warrantholder is for the purposes of this Schedule deemed to be present in person at a meeting of the Warrantholders if the representative is present and each reference to attendance and voting in person is to be construed accordingly. A member of the Board or the secretary of the Company or other • person authorised for the purpose by the secretary may require the representative to produce a certified copy of the resolution of authorisation before permitting him to exercise his powers.
18.	Powers of Meetings of Warrantholders
A meeting of Warrantholders shall (without limitation and without prejudice to any powers conferred on any other person by this Instrument) have the following powers exercisable by Warrantholder Resolution:

18.1	power to sanction any compromise or arrangement proposed to be made between the Company and the Warrantholders or any of them:
18.2
power to sanction any proposal by the Company for the modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of the Warrantholders against the Company whether such rights shall arise under this Instrument or otherwise;

18.3
power to sanction any proposal by the Company for the exchange or substitution for the Warrants of, or the conversion of the Warrants into, shares, stock, bonds, debentures, debenture stock or other obligations or securities of the Company, or any other body corporate formed or to be formed;

18.4	power to assent to any modification of the provisions contained in this instrument which shall be proposed by the Company;
18.5	power to authorise any person to concur in and execute all such documents and do all such acts and things as may be necessary to carry out and give effect to any Warrantholder Resolution;
18.6	power to discharge or exonerate any person from liability in respect of any act or omission for which such person may have become responsible under this Instrument;
18.7	power to give any authority, direction or sanction which under the provisions of this Instrument is required to be given by Warrantholder Resolution; and
18.8
power to appoint any person (whether a Warrantholder or not) as an agent or to a committee or committees to represent the interests of the Warrantholders and to confer upon such agent or committee any powers or discretions which the Warrantholders could themselves exercise by Warrantholder Resolution.

19.	Resolutions Binding on Warrantholders
A Warrantholder Resolution shall be binding upon all the Warrantholders, whether present or not present at the meeting at which the resolution was passed, and each of the Warrantholders shall be bound to give effect to the Warrantholder Resolution. The passing of any Warrantholder Resolution shall be conclusive evidence that the circumstances of such resolution justified the passing of it.

20.	Written Resolutions
Subject always to paragraph 14 of this Schedule 5, a resolution in writing signed by Warrantholders holding not less than 90% of the Warrants then outstanding who are for the time being entitled to receive notice of meetings in accordance with the provisions of this Instrument shall for all purposes be as valid and effective as a Warrantholder Resolution passed at a meeting duly convened and held in accordance with the provisions of this Schedule. Any such resolution may be contained in one document or in several documents in like form each signed by one or more of the relevant Warrantholders and the date of the resolution will be when the resolution is signed by or on behalf of the last relevant Warrantholder.
21.	Minutes of Meetings
Minutes of all resolutions and proceedings at every meeting of the Warrantholders shall be made and duly entered in books provided for that purpose from time to time by the Company. Minutes signed by the chairman of the meeting at which such resolutions were passed or proceedings transacted or by the chairman of the next succeeding meeting of the Warrantholders, shall be conclusive evidence of the matters contained in those minutes. Until the contrary is proved. every meeting in respect of the proceedings of which minutes have been made and signed in this way shall he deemed to have been duly convened and held and all resolutions passed or proceedings transacted at the meeting to have been duly passed and transacted.